EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES TO EXPAND COOPERATION

WITH U.S. AND INTERNATIONAL AIRLINES

HOUSTON, Aug. 23, 2002 - Continental Airlines (NYSE: CAL) today announced new agreements with Delta Air Lines and Northwest Airlines that will allow it to significantly broaden the scope of its services through cooperation with these airlines, and by working in the future with several other global airlines including Air France, Alitalia, Aeromexico and CSA Czech.

The expanded cooperation is strategically important because it will enable Continental more effectively to access new revenue sources and compete with carriers in other alliances such as Star (led by United Airlines) and oneworld (led by American Airlines). Under the agreements, Continental will have the ability to join the SkyTeam alliance, in which Delta already participates, and will be able to provide customers with easier access to various areas in North, Central and South America, as well as throughout Europe, Africa and the Middle East.

"Our industry has changed dramatically in the last 12 months and we need to adapt to be competitive," said Chairman and CEO Gordon Bethune. "This allows us to remain an independent, global airline with a strong role in an evolving marketplace, benefiting our customers, shareholders and employees."

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The new airline relationships will enable Continental to build on the benefits it has earned through its alliance with Northwest Airlines, instituted in 1998. Through that alliance, Continental generated an incremental pre-tax contribution of $140 million in 2001. Although Continental expects the benefits of the new airline relationships to be less than those of its alliance with Northwest, they will help to offset any negative impact from the announced alliance between United Airlines and US Airways.

As with the Continental-Northwest alliance, these new airline relationships will involve code-sharing, which benefits travelers by streamlining reservations, ticketing and flight connections while providing a broad network of destinations from which to choose. In addition, the earning and redemption opportunities for members of Continental's OnePass frequent flyer program will be significantly enlarged through reciprocal program arrangements between Continental and each of the other airlines. Members of the carriers' airport lounges will enjoy reciprocal privileges.

Continental will continue to vigorously compete with all airlines in the group, including Northwest and Delta.

"The Continental-Northwest alliance has demonstrated how major U.S. carriers can improve travel services for consumers while maintaining the benefits of competition on fares, routes, schedules, product and operational performance," said David Grizzle, Sr. VP-Corporate Development.

Continental has a strong core of loyal customers who sometimes need to travel beyond the range of destinations that Continental can profitably serve on its own, and who will find it more convenient to travel on a seamless network of cooperating airlines. For example:

  In Europe, the Middle East and Africa, Continental will be able to add code-share destinations, beyond those currently served via Amsterdam with partner KLM, by

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connecting with Air France or Alitalia for trips to destinations including Bordeaux, Florence, Malta, Dakar and Riyadh.
  In Mexico, Continental will augment its broad scope of 19 destinations by providing convenient connections to other cities served by Aeromexico, including Culiacan, La Paz, Los Mochis, Monclova and Manzanillo.
  In the U.S., Delta's Atlanta and Salt Lake City hubs will give Continental customers the ability to reach more cities in the Southeast and Northwest, including points in North Carolina, South Carolina, Georgia, Idaho, Montana and Wyoming, among other places.

The effectiveness of the agreements is subject to the fulfillment of certain conditions, including government reviews, waiver of provisions in labor agreements of certain other carriers, and approval by the current global alliance partners of the respective airlines. Continental cannot predict if or when such conditions will be met. The parties plan to file appropriate documents with the U.S. Department of Transportation today. Because of the significant economic challenges currently facing Continental and every other major airline in the U.S., Continental is hoping to get an early clearance from regulators so that other conditions can be met and the code-sharing and other activities can be implemented early next year.

Continental Airlines is the fifth largest airline in the U.S., offering more than 2,100 departures daily to 122 domestic and 90 international destinations. Operating hubs in New York, Houston, Cleveland and Guam, Continental serves more international cities than any other U.S. carrier, including extensive service throughout the Americas, Europe and Asia. For more information, visit continental.com

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